Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-229523
February 8, 2019

Pinduoduo Inc.

Pinduoduo Inc., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on February 7, 2019.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs (Asia) L.L.C. at +1 (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated at +1-800-294-1322, Morgan Stanley & Co. LLC at +1 (866) 718-1649, China International Capital Corporation Hong Kong Securities Limited at +1 (646) 794-8800, and China Renaissance Securities (Hong Kong) Limited at +852-2287-1600. You may also access the Company’s most recent prospectus dated February 7, 2019, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC on February 7, 2018, or Amendment No. 2, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1737806/000104746919000391/a2237673zf-1a.htm

On February 8, 2019, the registered follow-on public offering of an aggregate of 55,000,000 American depositary shares (“ADSs”), each representing four Class A ordinary shares of the Company, by the Company and certain selling shareholders was priced at US$25.00 per ADS.

The Company will issue and sell 40,185,000 ADSs and the selling shareholders will sell an aggregate of 14,815,000 ADSs. The Company has granted to the underwriters a 30-day option to purchase up to 8,250,000 additional ADSs, and such optional ADSs, upon exercise, will solely be sold by the Company.

The gross proceeds to the Company will be approximately US$1.2 billion, assuming the underwriters fully exercise their option to purchase additional shares. The Company will not receive any proceeds from the sale of the ADSs by the selling shareholders.